Exhibit 4.5

Execution version

Dated June 17, 2021

FIRST SUPPLEMENTAL SENIOR NOTES INDENTURE

TO THE
SENIOR NOTES INDENTURE
DATED AS OF SEPTEMBER 18, 2019

U.S.$510,000,000 7.125% SENIOR NOTES DUE 2025

U.S.$940,000,000 8.000% SENIOR NOTES DUE 2027

among

IHS NETHERLANDS HOLDCO B.V.
as Issuer

THE GUARANTORS PARTY HERETO

and

CITIBANK N.A., LONDON BRANCH

as Trustee, Principal Paying Agent, Registrar and Transfer Agent

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This FIRST SUPPLEMENTAL SENIOR NOTES INDENTURE (this “First Supplemental Senior Notes Indenture”), dated as of June 17, 2021, among IHS Netherlands Holdco B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered office at Haagsche Hof, Parkstraat 83, 2514 JG, The Hague, The Netherlands (the “Issuer”), IHS Holding Limited (the “Parent Guarantor”), IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V., IHS Nigeria Limited, IHS Towers NG Limited, Nigeria Tower Interco B.V. and INT Towers Limited (collectively, the “Guarantors”), and Citibank N.A., London Branch, as trustee (the “Trustee”), Principal Paying Agent, Registrar and Transfer Agent supplements and amends the indenture, (the “Senior Notes Indenture”), dated as of September 18, 2019, providing for the issuance of 7.125% Senior Notes due 2025 (the “2025 Senior Notes”) and the 8.000% Senior Notes due 2027 (the “2027 Senior Notes,” and together with the 2025 Senior Notes, the “Senior Notes”).

RECITALS

1)	WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee, Principal Paying Agent, Registrar and Transfer Agent the Senior Notes Indenture, providing for the issuance of the Senior Notes;

2)	WHEREAS, the Senior Notes Indenture provides that under certain circumstances the Parent Guarantor shall execute and deliver to the Trustee, Principal Paying Agent, Registrar and Transfer Agent this First Supplemental Senior Notes Indenture pursuant to which the Parent Guarantor shall unconditionally guarantee all of the Issuer's Obligations under the Senior Notes and the Senior Notes Indenture on the terms and conditions set forth herein (including but not limited to Article 10 thereof) (the “Note Guarantee”);

3)	WHEREAS, pursuant to Section 9.02(a) of the Senior Notes Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement certain provisions of the Senior Notes Indenture, the Senior Notes or the Note Guarantee with the consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding, subject to certain limitations set forth in the Senior Notes Indenture (the “Required Consents”);

4)	WHEREAS, upon the terms and subject to the conditions set forth in its consent solicitation statement, dated as of June 14, 2021 (the “Consent Solicitation Statement”), the Issuer has solicited consents of the Holders of Senior Notes to the Proposed Amendments (as defined in the Consent Solicitation Statement), which, for the avoidance of doubt do not impair or affect a Holder’s right to receive principal, premium, if any, interest or Additional Amounts, if any, on the Senior Note held by such Holder in accordance with Section 6.07 of the Senior Notes Indenture), and the Issuer has now obtained the Required Consents, and as such, this First Supplemental Senior Notes Indenture, the amendments set forth herein and Trustee’s entry into this First Supplemental Senior Notes Indenture are authorized pursuant to Section 9.02(a) of the Senior Notes Indenture;

5)	WHEREAS, Lucid Issuer Services Limited, as tabulation agent under the Consent Solicitation Statement, has advised the Issuer and the Trustee that it has received validly the Required Consents on or prior to the date hereof and that those Required Consents have not been revoked;

6)	WHEREAS, pursuant to Section 9.02(a) of the Senior Notes Indenture, the Issuer, the Parent Guarantor, the Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Senior Notes Indenture; and

7)	WHEREAS, pursuant to Section 9.02(a) and Section 9.03 of the Senior Notes Indenture, the execution and delivery of this First Supplemental Senior Notes Indenture has been duly authorized by the parties hereto, and all conditions and requirements necessary to make this First Supplemental Senior Notes Indenture a valid and binding instrument effectively amending the Senior Notes Indenture as set forth herein have been duly performed and fulfilled by the parties hereto, including the receipt of all conditions precedent to which the Trustee is entitled under the Indenture.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor, the Guarantors and the Trustee each mutually covenant and agree for the equal and ratable benefit of the Holders of the Seniors Notes as follows:

Section 1.             Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Senior Notes Indenture.

Section 2.           Effectiveness; Conditions Precedent.

(a)          The Issuer and the Guarantors represent and warrant that each of the conditions precedent under the Senior Notes Indenture to the amendment and supplement of the Senior Notes Indenture (including such conditions pursuant to Section 7.02, 9.01, Section 9.02, 9.03 and 9.05 of the Senior Notes Indenture) have been satisfied in all respects. With respect to the amendments set forth in Section 5 hereof, and pursuant to Section 9.02 (a) of the Senior Notes Indenture, the Required Consents have been received, which have authorized and directed the Trustee to execute this First Supplemental Senior Notes Indenture. Upon delivery to the Trustee, Principal Paying Agent, Registrar and Transfer Agent of an Officer’s Certificate and Opinions of Counsel, in form and substance reasonably satisfactory to the Trustee as required by Section 9.05 of the Senior Notes Indenture, the Issuer, the Parent Guarantor, the Guarantors and the Trustee are on this date executing this First Supplemental Senior Notes Indenture which will become effective on the date hereof upon execution by each party hereto (the “Effective Date”).

(b)          The Issuer will provide to the Trustee the notice announcing the payment of the Consent Payment (as defined in the Consent Solicitation Statement) and confirming that the amendments set forth in Section 3, Section 4 and Section 5 hereof have become operative.

Section 3.              Agreement to provide a Note Guarantee by the Parent Guarantor.

Pursuant to Section 9.01, and subject to Section 2(c) hereof, the Parent Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Senior Notes Indenture including but not limited to Article 10 thereof.

Section 4.           Proposed Amendments.

Pursuant to Section 9.02(a) of the Senior Notes Indenture, and subject to Section 2(c) hereof, the Senior Notes Indenture will hereby be amended, such amendments to be operative at and from the Effective Date, as follows (with additions shown as a double-underline and deletions shown in ~~strikethrough~~):

1.	Amendments to certain definitions in Article I.

a.	Section 1.01 and the definitions found therein are hereby amended as follows, and re- inserted into alphabetical order where required:

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“Amendment Date” means the date on which the Supplemental Indenture with respect to the Proposed Amendments is entered into.

“Approved Jurisdiction” means any state which is a member of the European Union (including the United Kingdom), the Federal Republic of Nigeria, the Cayman Islands, Mauritius, Switzerland, Canada, the United States, any state thereof or the District of Columbia.

“Guarantors” means the Parent Guarantor and the ~~Initial~~ Subsidiary Guarantors, collectively, unless otherwise indicated herein. ~~and any other Person that executes a supplemental indenture in accordance with the provisions of this Senior Notes Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Senior Notes Indenture~~.

“Issuer Group Restricted Subsidiaries” means Restricted Subsidiaries that are also Subsidiaries of the Issuer on the Amendment Date, and as may be so designated by the Parent Guarantor after the Amendment Date from time to time.

“Non-Issuer Group Lease Obligations” means any leases of the Parent Guarantor or any Restricted Subsidiary that is not an Issuer Group Restricted Subsidiary that would not have constituted a Capital Lease Obligation prior to the adoption of IFRS 16 (Leases).

“Parent Guarantor” means IHS Holding Limited and its successors and assigns.

“Permitted Holders” means (1) ~~IHS Holding Limited and any Parent Holdco of the Issuer that is a Subsidiary of IHS Holding Limited, (2)~~ any Successor Parent of ~~IHS Holding Limited and its Subsidiaries~~ the Parent Guarantor and (~~3~~2) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any Parent Holdco ~~of the Issuer~~, acting in such capacity. Any person or group whose acquisition of beneficial ownership constitutes (1) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Senior Notes Indenture or (2) a Change of Control which is also a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Priority Debt” means Indebtedness permitted to be incurred pursuant to the provisions of sub-paragraph (y) of the last paragraph of Section 4.09(b) or would not otherwise cause the Priority Debt Cap to be exceeded, assuming that such Indebtedness were so incurred.

“Priority Debt Cap” means the greater of U.S.$1,630 million and 200% of Consolidated EBITDA.

“Subsidiary” means, with respect to any specified Person:

(1)          any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); ~~and~~

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(2)          any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity~~.~~; and

(3)          any corporation, company, association, partnership, limited liability company or other business entity which is or is eligible to be consolidated in the financial statements of such Person in accordance with IFRS.

“Subordinated Shareholder Debt” means, collectively, any debt provided to the ~~Issuer or a~~ Parent Guarantor by any direct or indirect Parent Holdco of the ~~Issuer~~ Parent Guarantor or any Permitted Holder, including any Subsidiary or Affiliate of any Parent Holdco ~~or Permitted Holder~~ that is not a Subsidiary of the ~~Issuer~~ Parent Guarantor, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Debt; provided that such Subordinated Shareholder Debt:

(1)          does not (including upon the occurrence of any event) mature or require any amortization or other payment of principal prior to the maturity of the Senior Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the ~~Issuer~~ Parent Guarantor (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition) ~~or the making of any such payment is restricted by the Subordination Deed or an Additional Subordination Deed~~;

(2)          does not (including upon the occurrence of any event) require the payment of cash interest prior to the maturity of the Senior Notes ~~or the making of any such payment is restricted by the Subordination Deed or an Additional Subordination Deed~~;

(3)          does not (including upon the occurrence of any event) provide for the acceleration of its maturity nor confers on its holders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the maturity of the Senior Notes ~~or any such provision or right is restricted by the Subordination Deed or an Additional Subordination Deed~~;

(4)          is not secured by a Lien on any assets of the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary and is not guaranteed by the ~~Issuer (in respect of Subordinated Shareholder Debt incurred by a~~ Parent Guarantor~~)~~ or any Subsidiary of the ~~Issuer~~ Parent Guarantor ~~(in respect of Subordinated Shareholder Debt incurred by the Issuer Parent Guarantor)~~; and

(5)          is contractually subordinated ~~pursuant to the Subordination Deed or an Additional Subordination Deed~~ in right of payment to the prior payment in full in cash of all obligations of the ~~Issuer or~~ Parent Guarantor ~~(as applicable)~~ under the Senior Notes and the Note Guarantees pursuant to subordination on insolvency, enforcement limitation, payment blockage, turnover, filing of claims and release of claims provisions ~~pursuant to the terms of the Subordination Deed or an Additional Subordination Deed~~,

provided, however, that after any event or circumstance that results in such Indebtedness ceasing to qualify as Subordinated Shareholder Debt, such Indebtedness shall constitute an incurrence of such Indebtedness by the ~~Issuer or~~ Parent Guarantor, ~~as applicable,~~ and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such Indebtedness since the date of the original issuance of such Subordinated Shareholder Debt shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Debt.

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“Subsidiary Guarantors” means IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V., IHS Nigeria Limited, IHS Towers NG Limited, Nigeria Tower Interco B.V. and INT Towers Limited and any other Person that executes a supplemental indenture in accordance with the provisions of this Senior Notes Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Senior Notes Indenture.

b.	Paragraphs (2) and (6) of the definition of “Cash Equivalents” set forth in Section 1.01 is hereby amended as follows:

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker's acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company, or a local branch or Subsidiary of a bank or trust company, which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union (including the United Kingdom), Nigeria, or of the United States of America or any state thereof or Switzerland or any commercial banking institution that is a member of the U.S. Federal Reserve System, in each case, either (a) having combined capital and surplus and undivided profits of not less than $250.0 million (or the foreign currency equivalent thereof as of the date of such investment), whose long term, unsecured, unsubordinated and unguaranteed debt has a rating, at the time any investment is made therein, of at least “BBB” or the equivalent thereof from S&P and at least “Ba3” or the equivalent thereof from Moody's or the equivalent rating category of another internationally recognized rating agency; (b) which has its primary registration in a jurisdiction in which the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary conducts its business or is organized and which would rank, in terms of combined capital and surplus and undivided profits or the ratings on its long term debt, among the top ten such banks registered in such jurisdiction or (c) which is a lender under any Credit Facility to which the Issuer or any Guarantor is a party;

(6) other instruments customarily utilized for high quality investments that can be readily monetized without material risk of loss in the good faith judgment of a responsible financial or accounting officer of the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries.

c.	Paragraph (7) of the definition of “Consolidated EBITDA” set forth in Section 1.01 is hereby amended by replacing all references to “Issuer” with “Parent Guarantor” and is also as follows:

(7)          the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in such period or any prior period~~, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such partie~~s; plus

d.	Paragraph (1) of the definition of “Consolidated Interest Expense” set forth in Section 1.01 is hereby amended by replacing all references to “Issuer” with “Parent Guarantor” and is also as follows:

(1)          interest expense attributable to Capital~~ized~~ Lease Obligations;

e.	Paragraph (2)(c) to the definition of “Consolidated Net Income” set forth in Section 1.01 is hereby amended as follows:

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(c)          contractual restrictions in effect on the Issue Date with respect to the Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole, are not materially less favorable to the holders of the Senior Notes than such restrictions in effect on the Issue Date or (d) restrictions pursuant to applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit), except that the ~~Issuer’s~~ Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the ~~Issuer~~ Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor or the Issuer), to the limitation contained in this clause);

f.	Paragraph 11 to the definition of “Consolidated Net Income” set forth in Section 1.01 is hereby amended as follows:

(11)        the impact of any ~~capitalized~~ accrued interest (including accreting or pay-in-kind interest) on any Subordinated Shareholder Debt will be excluded.

g.	A new paragraph (12) to the definition of “Consolidated Net Income” set forth in Section 1.01 is hereby included as follows:

(12)        the net gain or loss from the receipt of any insurance proceeds shall be excluded.

h.	The first sentence of the definition of “Excluded Contributions” set forth in Section 1.01 is hereby amended as follows:

means the net cash proceeds, property or assets received by the ~~Issuer~~ Parent Guarantor after the Issue Date (other than any such cash proceeds, property or assets that are Excluded Amounts or Parent ~~RCF~~ Debt Contributions) from:

i.	The definition “Parent RCF Contribution” set forth in Section 1.01 is hereby deleted in its entirety and replaced by the following definition and conforming changes shall be made to reflect the change in the defined term wherever it appears in the Indenture:

“Parent Debt Contribution” means a contribution to the Parent Guarantor or any of its Restricted Subsidiaries in the form of equity, funding the issuance or sale of Capital Stock of the Parent Guarantor or as Subordinated Shareholder Debt or otherwise on lent as a proceeds loan, bonds or other debt financing instrument to the Parent Guarantor or any of its Restricted Subsidiaries and which meets the conditions of Section 4.07(b)(xvii) under which dividends or other distributions may be paid.

j.	The definition of “Parent RCF Debt Obligation” set forth in Section 1.01 is hereby deleted in its entirety, along with all references thereto in the Indenture.

k.	Paragraph (31) of the definition of “Permitted Liens” set forth in Section 1.01 is hereby amended as follows:

(a) Liens on property or assets of a Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor or (b) any Liens, to the extent such Liens are securing Priority Debt and are not on property, assets or Capital Stock of an Issuer Group Restricted Subsidiary;

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l.	The first paragraph of the definition of “Permitted Refinancing Indebtedness” set forth in Section 1.01 is hereby amended as follows:

“Permitted Refinancing Indebtedness” means any Indebtedness of the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

m.	The definitions of “Subordination Deed” and “Additional Subordination Deed” set forth in Section 1.01 are hereby deleted in their entirety, along with all references thereto in the Indenture.

n.	The term “Issuer” will be replaced by the term “Parent Guarantor” in the following definitions in Section 1.01: Asset Sale, Change of Control, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Net Leverage, Consolidated Net Leverage Ratio, Credit Facility, Designated Non-Cash Consideration, Designated Preference Shares, Equity Offering, Excluded Contributions, fair market value, IFRS, Indebtedness, Investment Grade Status, Investments, Management Advances, Management Fees, Net Proceeds, Non-Recourse Debt, Opinion of Counsel, Permitted Business, Permitted Investments, Permitted Liens, Permitted Parent Payments, Permitted Reorganization, Qualified Receivables Financing, Receivables Financing, Receivables Subsidiary, Related Taxes, Restricted Subsidiary, Significant Subsidiary, Standard Securitization Undertakings, Subordinated Obligation, Tax Sharing Agreement, Trade Instruments, Unrestricted Subsidiary, and Wholly-Owned Subsidiary.

2.	Amendments to certain provisions of Article II.

a.	References to “Additional Notes” in Section 2.14(b) shall be deemed to be references to “Additional Senior Notes,” mutatis mutandis.

b.	Section 2.11 is hereby amended and restated in its entirety as follows:

Cancellation. The Issuer at any time may deliver Senior Notes to the Trustee for cancellation. The Registrar, each Paying Agent and any Transfer Agent will forward to the Trustee any Senior Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the ~~Issuer~~ Parent Guarantor or a Subsidiary of the ~~Issuer~~ Parent Guarantor) and no one else will cancel all Senior Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy cancelled Senior Notes (subject to the record retention requirement of the U.S. Exchange Act). Certification of the destruction of all cancelled Notes will be delivered to the Issuer following a written request from the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Irish Stock Exchange (as long as the Senior Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange) on any such cancellation.

c.	In addition, the term “Issuer” will be replaced by the term “Parent Guarantor” in the following provisions of Article II: Sections 2.06(d)(iv) and 2.08.

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3.	Amendments to certain provisions of Article III.

a.	The first paragraph of Section 3.07 is hereby amended and restated in its entirety as follows:

Optional Redemption. (a) At any time prior to September 18, 2021, in the case of the 2025 Senior Notes, and September 18, 2022, in the case of the 2027 Senior Notes, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Senior Notes of the applicable series issued under this Senior Notes Indenture, upon not less than 10 nor more than 60 days' prior written notice to the Holders, at a redemption price equal to 107.125%, in the case of the 2025 Senior Notes, and 108.000% in the case of the 2027 Senior Notes, of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders of the Senior Notes of the applicable series on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of any Public Equity Offering of the ~~Issuer~~ Parent Guarantor or any Equity Offering of ~~IHS Holding Limited~~ the Parent Guarantor or any Parent Holdco of the ~~Issuer~~ Parent Guarantor (any of them, an “IPO Entity”) to the extent the proceeds from such Equity Offering or Public Equity Offering are contributed to the ~~Issuer's~~ Parent Guarantor’s common equity capital or are paid to the ~~Issuer~~ Parent Guarantor as consideration for the issuance of ordinary shares of the ~~Issuer~~ Parent Guarantor or as Subordinated Shareholder Debt (in each case, excluding proceeds from any Parent ~~RCF~~ Debt Contribution); provided that

b.	The term “Issuer” will be replaced by the term “Parent Guarantor” in the following provisions of Article III: Section 3.07(a)(i).

4.	Amendments to certain provisions of Article IV.

a.	The first paragraph of Section 4.01 is hereby amended and restated in its entirety as follows:

Payment of Senior Notes. The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Senior Notes on the dates and in the manner provided in the Senior Notes and this Senior Notes Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the ~~Issuer~~ Parent Guarantor or a Subsidiary of the ~~Issuer~~ Parent Guarantor, holds as of 10:00 a.m. London Time one Business Day prior to the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the ~~Issuer~~ Parent Guarantor or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.16 hereof.

b.	Sections 4.03(a)(i)-(ii) are hereby amended and restated in their entirety as follows:

(i)           within 120 days after the end of the ~~Issuer’s~~ Parent Guarantor’s fiscal year beginning with the fiscal year ending December 31, 20~~19~~21, annual reports containing the following information: (a) audited consolidated balance sheet of the ~~Issuer~~ Parent Guarantor as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the ~~Issuer~~ Parent Guarantor for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) pro forma income statement and balance sheet information of the ~~Issuer~~ Parent Guarantor (which need not comply with Article 11 of Regulation S-X under the U.S. Exchange Act), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (ii) or (iii) below (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the ~~Issuer~~ Parent Guarantor will provide, in the case of a material acquisition, acquired company financial statements)); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, a discussion of financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (d) a description of the business, management and shareholders of the ~~Issuer~~ Parent Guarantor, material affiliate transactions and material debt instruments; and (e) material risk factors and material recent developments;

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(ii)          within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the ~~Issuer~~ Parent Guarantor beginning with the quarter ending ~~September 30, 2019~~ June 30, 2021, quarterly reports containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the ~~Issuer~~ Parent Guarantor, together with condensed footnote disclosure; (b) pro forma income statement and balance sheet information of the ~~Issuer~~ Parent Guarantor (which need not comply with Article 11 of Regulation S-X under the U.S. Exchange Act), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter to which such quarterly report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case, the ~~Issuer~~ Parent Guarantor will provide, in the case of a material acquisition, acquired company financial statements); (c) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition and results of operations of the ~~Issuer~~ Parent Guarantor, and any material change between the current quarterly period and the corresponding period of the prior year; (d) material recent developments; and

c.	A new paragraph (g) is hereby added to Section 4.03 as follows:

The Parent Guarantor may satisfy its obligations in this covenant with respect to financial information relating to the Parent Guarantor by furnishing financial information relating to any Parent Holdco; provided the same is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such Parent Holdco and its Subsidiaries, on the one hand, and the information relating to the Parent Guarantor and its Restricted Subsidiaries, on the other hand.

d.	Section 4.04(a) is hereby amended and restated in its entirety as follows:

Section 4.04.      Compliance Certificate. (a) The Parent Guarantor and the Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate stating that a review of the activities of the Parent Guarantor ~~Issuer~~ and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each of the Parent Guarantor and the Issuer has kept, observed, performed and fulfilled its obligations under this Senior Notes Indenture ~~and the Security Documents~~, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Parent Guarantor is not in default and the Issuer is not in default in the performance or observance of any of the terms, provisions and conditions of this Senior Notes Indenture ~~or any Security Document~~ (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Parent Guarantor or Issuer (as applicable) is taking or proposes to take with respect thereto).

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(b)          So long as any of the Senior Notes are outstanding, the Parent Guarantor and the Issuer will deliver to the Trustee, as soon as reasonably practicable after (but not later than thirty days) upon any Officer becoming aware of any Default or Event of Default, an Officer's Certificate specifying such Default or Event of Default and what action the Parent Guarantor and the Issuer is taking or proposes to take with respect thereto.

e.	Section 4.05 is hereby amended and restated in its entirety as follows:

Taxes. The Issuer and the Parent Guarantor will pay, and the ~~Issuer~~ Parent Guarantor will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Senior Notes.

f.	Section 4.07(b)(viii) is hereby amended and restated in its entirety as follows:

(a) payments of cash, dividends, distributions, advances or other Restricted Payments by the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (~~a~~x) the exercise of options or warrants or (~~b~~y) the conversion or exchange of Capital Stock of any such Person and (b) payments made or expected to be made by the Parent Guarantor or any Restricted Subsidiary pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase Capital Stock granted to any future, present or former employee, director, officer, contractor or consultant of the Parent Guarantor or any Restricted Subsidiary pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any taxes (including estimated taxes) due as a result of the exercise of any such option;

g.	Section 4.07(b)(xvii) is hereby deleted and replaced with the following:

dividends or other distributions in amounts required and used by a Parent Holdco of the Parent Guarantor to make a substantially concurrent payment of interest on Indebtedness, the proceeds of which have been contributed as a Parent Debt Contribution to the Parent Guarantor or any of its Restricted Subsidiaries, and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Guarantor or any of its Restricted Subsidiaries incurred in accordance with Section 4.09 hereof; provided that any amounts payable (A) as interest on any proceeds loan or other Indebtedness of the Parent Guarantor or any Restricted Subsidiary pursuant to which the Parent Debt Contribution was made, or (B) on any guarantee or other obligation of the Parent Guarantor or any Restricted Subsidiary on such Indebtedness will, in each case, reduce the amount available for making restricted payments under this Section 4.07(b)(xvii);

h.	Section 4.08(b)(i) is hereby amended and restated in its entirety as follows:

any encumbrance or restriction pursuant to (A) any Credit Facility (including the Parent Revolving Credit Facility and the Senior Credit Facilities), (B) the Indenture, the Senior Notes, the Note Guarantees~~, the Subordination Deed~~ or (C) any other agreement or instrument, in each case in effect at or entered into on or as of the ~~Issue~~ Amendment Date;

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i.	Section 4.08(b)(ii) is hereby amended and restated in its entirety as follows:

agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein (A) are not materially less favorable to the holders of the Senior Notes than is customary in comparable financings (as determined in good faith by the Issuer); (B) are customary in comparable financings; or (C) would not, in the good faith determination of the Issuer or the Parent Guarantor, materially impair the ability of the Issuer to make payments on the Senior Notes;

j.	Section 4.08(b)(viii) is hereby amended and restated in its entirety as follows:

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Issuer or the Parent Guarantor or would not in the good faith determination of the Issuer, materially impair the ability of the Issuer to make payments on the Senior Notes ~~or comply with its obligations under the Subordination Deed~~;

k.	Section 4.09(a) is hereby amended and restated in its entirety as follows:

The ~~Issuer~~ Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the ~~Issuer~~ Parent Guarantor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the ~~Issuer~~ Parent Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Indebtedness or issue preferred stock, if on the date on which such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, the ~~Issuer~~ Parent Guarantor’s Consolidated Net Leverage Ratio would not exceed ~~3.50~~ 4.00 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued on such date.

l.	Section 4.09(b)(i) is hereby amended and restated in its entirety as follows:

the incurrence of Indebtedness under (A)~~(i)Parent RCF Debt Obligations and (ii) (without double counting) any amounts borrowed under~~ the Parent Revolving Credit Facility ~~to the extent guaranteed by the Issuer or any Restricted Subsidiary~~, in an aggregate principal amount at any one time outstanding under this Section 4.09(b)(i)(A) not to exceed $300.0 million; and (B) Credit Facilities not described in Section 4.09(b)(i)(A) hereof in an aggregate principal amount at any one time outstanding under this Section 4.09(b)(i)(B) not to exceed U.S.$~~1,000.0~~500.0 million, plus in the case of any refinancing of any Indebtedness permitted under these Sections 4.09(b)(i)(A) or (B) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

m.	Section 4.09(b)(iv) is hereby amended and restated in its entirety as follows:

the incurrence by the ~~Issuer~~ Parent Guarantor or any Restricted Subsidiary of Indebtedness representing (x) Capital Lease Obligations, mortgage financings, purchase money obligations or other Indebtedness incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries~~, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred or issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4)~~, not to exceed the greater of $75.0 million or 3.0% of the Total Assets of the ~~Issuer~~ Parent Guarantor at any time outstanding or (y) any Non-Issuer Group Lease Obligations;

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n.	Section 4.09(b)(vi) is hereby amended and restated in its entirety as follows:

the incurrence by the ~~Issuer~~ Parent Guarantor or any Restricted Subsidiary of intercompany Indebtedness between or among the ~~Issuer~~ Parent Guarantor or any Restricted Subsidiary; provided that:

(A)        if the Issuer or any Guarantor is the obligor on such Indebtedness and the obligee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and ((i) except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the ~~Issuer~~ Parent Guarantor and its Restricted Subsidiaries and (ii) only to the extent legally permitted (the ~~Issuer~~ Parent Guarantor and its Restricted Subsidiaries having completed all procedures required in the reasonable judgment of directors of officers of the obligee or obligor to protect such Persons from any penalty or civil or criminal liability in connection with the subordination of such Indebtedness)) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Senior Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(B)         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the ~~Issuer~~ Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 4.09(b)(vi);

o.	Section 4.09(b)(xvii) is hereby amended and restated in its entirety as follows:

Indebtedness of the Issuer and the Guarantors in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 4.09(b)(xvii) and then outstanding, will not exceed 100% of the net proceeds (other than proceeds from any Parent ~~RCF~~ Debt Contribution) received by the ~~Issuer~~ Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary) of its Subordinated Shareholder Debt or Capital Stock (other than Disqualified Stock, Designated Preference Shares, Excluded Amounts or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preference Shares, Excluded Amounts, ~~or~~ an Excluded Contribution or a Parent Debt Contribution) of the ~~Issuer~~ Parent Guarantor, in each case, subsequent to the Issue Date; provided, however, that (i) any such net proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) hereof and Sections 4.07(b)(ii) and 4.07(b)(v) hereof to the extent the ~~Issuer~~ Parent Guarantor and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this Section 4.09(b)(xvii) to the extent the ~~Issuer~~ Parent Guarantor or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) hereof and Sections 4.07(b)(ii) and 4.07(b)(v) hereof in reliance thereon;

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p.	The last paragraph of Section 4.09(b) is hereby amended and restated in its entirety as follows:

provided that the amount of Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor in reliance on Sections 4.09(a) or (b)(xxiv) hereof (x) with respect to any Issuer Group Restricted Subsidiary, shall be limited to the greater of U.S.$75.0 million and 3.0% of the Total Assets of the Issuer and (y) with respect to any other Restricted Subsidiary that is not an Issuer Group Restricted Subsidiary, shall be limited to the Priority Debt Cap at any time outstanding.

q.	Section 4.10(a)(ii)(E) is hereby amended and restated in its entirety as follows:

consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the ~~Issuer~~ Parent Guarantor or any Restricted Subsidiary that is cancelled;

r.	Section 4.10(d) is hereby amended and restated in its entirety as follows:

Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, within ten Business Days thereof, or at any earlier time at the Issuer's election, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders and may, to the extent the Issuer so elects, make an offer to holders of Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.10 hereof the maximum principal amount of Senior Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Senior Notes in any Asset Sale Offer will be equal to (i) solely in the case of the Senior Notes, 100% of the principal amount of the applicable series, which shall be repurchased in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part; and (ii) solely in the case of any other Pari Passu Indebtedness, no greater than 100% of the principal amount, plus, in the case of (i) and (ii), accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of the Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the ~~Issuer~~ Parent Guarantor and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Senior Notes Indenture. If the aggregate principal amount of Senior Notes and other Pari Passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, or if the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer that is an application of Net Proceeds pursuant to Section 4.10(b)(i) hereof exceeds the amount of the Net Proceeds so applied, the Trustee or the Registrar, as applicable, will select the Senior Notes and such other Pari Passu Indebtedness, if applicable, to be purchased on a pro rata basis (or in the manner described under Section 3.02 hereof), based on the amounts tendered or required to be prepaid or redeemed in integral multiples of $1,000; provided that Senior Notes of $200,000 or less may only be redeemed in whole and not in part. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Neither the Trustee nor the Registrar shall be liable for any selections made by it in accordance with this Section 4.10.

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s.	Section 4.14(b)(iii) is hereby amended and restated in its entirety as follows:

This Section 4.14 shall not be applicable to any guarantees by any Restricted Subsidiary:

(A)         that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or any Permitted Refinancing thereof); ~~or~~

(B)          given to a bank or trust company having, at the time such guarantee was given, combined capital and surplus and undivided profits of not less than $500.0 million and whose debt has a rating of at least “A” or the equivalent thereof by S&P and at least “A2” or the equivalent thereof by Moody's in connection with the operation of cash management programs established for the ~~Issuer’s~~ Parent Guarantor’s benefit or that of any Restricted Subsidiary~~.~~; or

(C)          in respect of any Priority Debt.

t.	Section 4.20 is hereby deleted and replaced with “[Reserved].”

u.	Section 4.22(a) and (b) are hereby amended and restated in their entirety as follows:

Financial Calculations. (a) When determining the availability under any basket or ratio under this Senior Notes Indenture in connection with any transaction or whether such transaction is permitted under this Senior Notes Indenture (including, for the avoidance of doubt and without limitation, testing any incurrence or assumption of Indebtedness or Liens, the making of any Restricted Payment, Permitted Payment or Investment, any Asset Sale, any acquisition, merger, consolidation, amalgamation or other business combination and any other transaction requiring the testing of any basket based on the Consolidated EBITDA of the ~~Issuer~~ Parent Guarantor), the date of determination of such basket or ratio or the testing of any such transaction and of any Default or Event of Default shall, at the option of the Issuer, be the date the definitive agreements for such transaction are entered into (the “Transaction Commitment Date Election”).

(b) If the Issuer makes a Transaction Commitment Date Election, such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma provisions set forth in the definition of Consolidated Net Leverage Ratio after giving effect to such transaction and other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such transaction, and, for the avoidance of doubt (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in the Consolidated Net Income or Consolidated EBITDA of the ~~Issuer~~ Parent Guarantor or that arises from an asset or a target company subject to such transaction) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the transaction is permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such transaction or related transactions.

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v.	The term “Issuer” will be replaced by the term “Parent Guarantor” in the following provisions of Article IV: Section 4.03(c)-(d) and (f), Section 4.07(a), (b)(ii)-(xii), (b)(xv), (b)(xviii)-(xx), (c) and (d), Section 4.08(a), (b)(iv), (vi), and (xii), Section 4.09(b)(v), (vii)-(xvi), (xviii), and (xxi)-(xxiv), Section 4.09(c), (e), (g) and (h)(v), Section 4.10(a), (a)(i), (a)(ii)(A)-(D), (F) and (G), Section 4.10(b), (c), and (f), Section 4.11, Section 4.12, Section 4.14, Section 4.16, and Section 4.19(a) and (b).

5.	Amendments to certain provisions of Article V.

a.	Section 5.03(b) is hereby amended and restated in its entirety as follows:

(b) Notwithstanding any other provision or covenant in this Senior Notes Indenture, the Substitution shall be permitted by this Senior Notes Indenture, provided such Substitution complies with the terms of this covenant and following such Substitution, the Trustee will join the Issuer in a supplemental indenture to effect the Substitution in accordance with Section 9.01(a)(iii) hereof and in doing all such things that are required to be done to effect such Substitution in the clearing systems or pursuant to this Senior Notes Indenture without the consent of holders of the Senior Notes. Following such Substitution references to "Issuer" shall be to the IPO Entity substituting for the Issuer (the “New Issuer”) in this Senior Notes Indenture and the Senior Notes in all respects, and the New Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Issuer as issuer under this Senior Notes Indenture and the Senior Notes, and upon such Substitution, the Issuer will be released from its obligations as issuer under this Senior Notes Indenture and the Senior Notes. The Subsidiaries of the New Issuer that are not Restricted Subsidiaries of the Issuer will be treated as having become Restricted Subsidiaries from the date of the Substitution for the purposes of this Senior Notes Indenture. A Substitution pursuant to this covenant may only occur once.

b.	A new Section 5.04 is hereby inserted as follows:

Parent Guarantor Substitution. (a) Any direct Parent Holdco of the Parent Guarantor (the “New Parent Guarantor”) may be substituted for the Parent Guarantor herein (any such substitution pursuant to this Section 5.04, a “Parent Guarantor Substitution”), provided that the following conditions are met:

(i)	such New Parent Guarantor was formed for the purpose of holding shares in its Subsidiaries, and has no material business operations other than acting as a holding company;

(ii)	immediately after such transaction, no Default or Event of Default exists;

(iii)	effective at the same time as such substitution, such New Parent Guarantor shall provide a guarantee of the Senior Notes pursuant to a supplemental indenture in accordance with Section 9.01(a)(iii) hereof on a pari passu basis with the existing Note Guarantees; and

(iv)	the Parent Guarantor delivers to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such substitution and such supplemental indenture comply with this covenant and that all conditions precedent in this Senior Notes Indenture relating to such transaction have been satisfied and that this Senior Notes Indenture, the Senior Notes and the Note Guarantees (including the Note Guarantee provided by the New Parent Guarantor) constitute legal, valid and binding obligations of such entity and the Guarantors, enforceable in accordance with their terms.

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(b)          Notwithstanding any other provision or covenant in this Senior Notes Indenture, the substitution shall be permitted by this Senior Notes Indenture, provided such substitution complies with the terms of this covenant and following such substitution, the Trustee will join the Parent Guarantor in doing all such things that are required to be done to effect such substitution in the clearing systems or pursuant to this Senior Notes Indenture without the consent of Holders of the Senior Notes. Following such substitution references to “Parent Guarantor” shall be to the New Parent Guarantor in this Senior Notes Indenture and the Senior Notes in all respects, and the New Parent Guarantor will succeed to, and be substituted for, the Parent Guarantor as Parent Guarantor under this Senior Notes Indenture and the Senior Notes.

6.	Amendments to certain provisions of Article VI.

a.	Section 6.01(a) is hereby amended and restated in its entirety as follows:

Events of Default. (a) Each of the following is an "Event of Default":

(i)	default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the relevant series of Senior Notes;

(ii)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the relevant series of Senior Notes;

(iii)	failure by the Parent Guarantor, the Issuer or relevant Subsidiary Guarantor to comply with the provisions of Section 5.01 and 5.03 hereof;

(iv)	failure by the Parent Guarantor, the Issuer or relevant Subsidiary Guarantor for 60 days after written notice (i) to the Issuer by the Trustee or (ii) to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding voting as a single class to comply with any of the agreements in this Senior Notes Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in Sections 6.01(a)(i), 6.01(a)(ii) or 6.01(a)(iii) hereof);

(v)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A)	is caused by a failure to pay principal of such Indebtedness following the expiration of the grace period provided in such Indebtedness and such failure to make any payment has not been waived or the maturity of such indebtedness has not been extended (a "Payment Default"); or

(B)	results in the acceleration of such Indebtedness prior to its express maturity,

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and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(vi)	failure by Issuer, the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(vii)	except as permitted by this Senior Notes Indenture (including with respect to any limitations), any Note Guarantee of the Parent Guarantor, or any Note Guarantee of any Subsidiary ~~a~~ Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or the Parent Guarantor, or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Note Guarantee;

(viii)	the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)	commences a voluntary case under any applicable Bankruptcy Law or any other case to be adjudicated bankrupt or insolvency, or files for or has been granted a moratorium on payment of its debts, or files for bankruptcy or is declared bankrupt;

(B)	consents to the entry of an order for relief against it in an involuntary case or to the commencement of any bankruptcy or insolvency proceedings against it;

(C)	consents to the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, trustee, sequestrator or similar official of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors;

(E)	admits in writing its inability to pay its debts generally as they become due;

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(F)	files a petition or answer or consent seeking reorganization for relief (other than a solvent reorganization for purposes of transferring assets among the Parent Guarantor ~~Issuer~~ and its Restricted Subsidiaries); and

(ix)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)	adjudging the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries bankrupt or insolvency, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the ~~Issuer~~Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries;

(C)	appoints a custodian or administrator of the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(D)	orders the liquidation of the Issuer, the Parent Guarantor or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

b.	Section 6.02 is hereby amended and restated in its entirety as follows:

Acceleration. In the case of an Event of Default specified in Sections 6.01(a)(viii) and 6.01(a)(ix) hereof, with respect to the Parent Guarantor, the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable immediately without further action or notice or other act on the part of the Trustee or any Holders. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may and the Trustee, upon the written request of such Holders, shall declare all amounts in respect of the Senior Notes to be due and payable immediately. Upon any such declaration, the Senior Notes shall become due and payable immediately. In the event of a declaration of acceleration of the Senior Notes because an Event of Default described in Section 6.01(a)(v) hereof has occurred and is continuing, the declaration of acceleration of the Senior Notes shall be automatically annulled if the event of default or payment default triggering such Senior Event of Default pursuant to Section 6.01(a)(v) hereof shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Senior Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest on the Senior Notes that became due solely because of the acceleration of the Senior Notes, have been cured or waived~~:~~.

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7.	Amendments to certain provisions of Article VII.

a.	Section 7.02(e) is hereby amended and restated in its entirety as follows:

Unless otherwise specifically provided in this Senior Notes Indenture, any demand, request, direction or notice from the Issuer or Parent Guarantor, as applicable, will be sufficient if signed by an Officer of the Issuer or Parent Guarantor, as applicable.

b.	Section 7.02(u) is hereby amended and restated in its entirety as follows:

The Trustee may assume without inquiry in the absence of actual knowledge that the Issuer or the Parent Guarantor is duly complying with its obligations contained in this Senior Notes Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Senior Notes has occurred.

c.	The term “Issuer” will be replaced by the term “Parent Guarantor” in the following provisions of Article VII: Section 7.02(g) and (o).

8.	Amendments to certain provisions of Article VIII.

a.	Section 8.02(a)(ii) is hereby amended and restated in its entirety as follows:

the Issuer's and the Parent Guarantor’s, as applicable, obligations with respect to the Senior Notes under Article 2 and Section 4.02 hereof.

9.	Amendments to certain provisions of Article IX.

a.	Section 9.01(a)(iii) is hereby amended and restated in its entirety as follows:

(iii)         to provide for the assumption of the Issuer's or a Guarantor's obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Guarantor's assets, as applicable, or in the case of any Substitution or Parent Guarantor Substitution;

b.	Section 9.01(e) is hereby amended and restated in its entirety as follows:

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer and the Parent Guarantor in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Senior Notes Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Senior Notes Indenture or otherwise.

c.	Section 9.02(b) is hereby amended and restated in its entirety as follows:

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Senior Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer and the Parent Guarantor~~s~~ in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee's own rights, duties, liabilities or immunities under this Senior Notes Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Senior Notes Indenture. Any amended or supplemental indenture which amends Article 10 (Note Guarantees) or otherwise affects or alters any Guarantee given by such Subsidiary Guarantor in any manner shall be joined by such Subsidiary Guarantor.

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d.	Section 9.05 is hereby amended and restated in its entirety as follows:

Trustee to Sign Amendments, etc. The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Senior Notes Indenture and that such supplemental indenture constitutes the legal, valid and binding obligation of the Issuer, the Parent Guarantor and the Subsidiary Guarantors (as applicable), subject to customary exceptions.

10.	Amendments to certain provisions of Article X.

a.	A new Section 10.01(e) is hereby added as follows:

The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Senior Notes or this Senior Notes Indenture, and agree to be bound by any and all amendments or supplemental indenture to the Senior Notes Indenture without the need to execute such amendment or supplemental indenture unless such amendment or supplemental indenture amends Article 10 (Note Guarantees) or otherwise affects or alters the Guarantee given by the additional Guarantors in any manner. The Issuer shall deliver copies of all amendments or supplemental indentures to all Guarantors not signatory thereto.

b.	Sections 10.05(a)(i)-(iii) are hereby amended and restated in their entireties as follows, and a new Section 10.05(a)(x) is hereby added:

(i)           with respect to a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary, provided, that the sale or other disposition does not violate Section 4.10 hereof;

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(ii)          with respect to a Subsidiary Guarantor, in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor (or Capital Stock of any Parent Holdco of such Subsidiary Guarantor ~~(other than the Issuer or any Parent Holdco of the Issuer)~~) to a Person that is not (either before or after giving effect to such transaction) the ~~Issuer~~ Parent Guarantor or a Restricted Subsidiary, provided, that the sale or other disposition does not violate Section 4.10 hereof and the Subsidiary Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(iii)         if the ~~Issuer~~ Parent Guarantor designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.16 hereof; ~~or~~

(x)         pursuant to Section 5.04 (with respect to the Parent Guarantor), provided that the New Parent Guarantor has provided a full and unconditional pari passu Guarantee of the Notes and otherwise fulfilled all other requirements of such provision.

Section 5.           Global Notes.

Each Global Note shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Note consistent with the terms of the Senior Notes Indenture, as supplemented and amended by this First Supplemental Senior Notes Indenture. To the extent of any conflict between the terms of the Global Notes and the terms of the Senior Notes Indenture, as supplemented by this First Supplemental Senior Notes Indenture, the terms of the Senior Notes Indenture, as supplemented by this First Supplemental Senior Notes Indenture, shall govern and be controlling.

Section 6.           Execution and Delivery.

(a)          The execution of this First Supplemental Senior Notes Indenture shall constitute due delivery of the Note Guarantee set forth in this First Supplemental Senior Notes Indenture on behalf of the Parent Guarantor.

(b)          If an Officer whose signature is on this First Supplemental Senior Notes Indenture no longer holds that office at the time the Trustee authenticates the First Supplemental Senior Notes Indenture in which the Note Guarantee is contained, the Note Guarantee shall be valid nevertheless.

Section 7.           Conformed Indenture.

Attached hereto as Exhibit 1 (Conformed Indenture), is a copy of the Senior Notes Indenture which has been amended to reflect the amendments set forth in Section 3, Section 4 and Section 5 hereof (the “Conformed Indenture”). For the avoidance of doubt, the Conformed Indenture has been included solely at the request of the Trustee, is for convenience, and to the extent there is any conflict between the Conformed Indenture and the Indenture, as amended by this First Supplemental Senior Notes Indenture, then the Indenture, as amended by this First Supplemental Indenture, shall prevail.

Section 8.           Ratification and Effect.

(a)          Except as hereby expressly waived, supplemented, modified and amended, the Senior Notes Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect, including without limitation, Section 7.06 thereof.

(b)          Upon and after the execution of this First Supplemental Senior Notes Indenture, each reference in the Senior Notes Indenture to “this Senior Notes Indenture,” “hereunder,” “hereof” or words of like import referring to the Senior Notes Indenture shall mean and be a reference to the Senior Notes Indenture as modified hereby.

Section 9.           No recourse against others.

No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsequent Guarantor (including, for the avoidance of doubt, the Parent Guarantor), as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Senior Notes, the Senior Notes Indenture, the Note Guarantees or this First Supplemental Senior Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.

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Section 10.        Incorporation by Reference.

Section 12.06 of the Senior Notes Indenture is incorporated by reference to this First Supplemental Senior Notes Indenture as if more fully set out herein.

Section 11.        Governing Law.

THIS FIRST SUPPLEMENTAL SENIOR NOTES INDENTURE, THE SENIOR NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.        Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Senior Notes Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.         The Trustee.

The Trustee, in any of its capacities under the Senior Notes Indenture, shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Senior Notes Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the Parent Guarantor and the Guarantors.

Section 14.        Severability.

If any provision of this First Supplemental Senior Notes Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 15.        Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 16.        Conflicts.

To the extent of any inconsistency between the terms of the Senior Notes Indenture or the Global Notes and this First Supplemental Senior Notes Indenture, the terms of this First Supplemental Senior Notes Indenture will control.

Section 17.        Entire Agreement.

This First Supplemental Senior Notes Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Senior Notes Indenture and waivers under the Senior Notes Indenture set forth herein.

Section 18.        Successors.

All covenants and agreements in this First Supplemental Senior Notes Indenture given by the parties hereto shall bind their successors.

(Signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Senior Notes Senior Notes Indenture to be duly executed and attested, all as of the date first above written.

IHS NETHERLANDS HOLDCO B.V.

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

IHS Holding Limited

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

IHS Netherlands NG1 B.V.

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

IHS Netherlands NG2 B.V.

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

IHS Nigeria Limited

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

IHS Towers NG Limited

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

Nigeria Tower Interco B.V.

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

INT Towers Limited

By
Name:
Title:

By
Name:
Title:

(Signature page to First Supplemental Senior Notes Indenture)

CITIBANK, N.A., LONDON BRANCH, as Trustee

By
Authorized Signatory

(Signature page to First Supplemental Senior Notes Indenture)

Exhibit 1 - Conformed Indenture

E-1